Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael Gluk (investors)
Chief Financial Officer
ArthroCare Corporation
512-391-3906

Howard Zar (media)
Porter Novelli
212-601-8084
hzar@porternovelli.com

ARTHROCARE REPORTS SECOND QUARTER 2007 REVENUE OF
$80 MILLION, EPS OF $0.37, EXCEEDING CONSENSUS ESTIMATES

Austin, Texas - July 26, 2007—ArthroCare Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced that for the second quarter ended June 30, 2007, total revenues grew 21 percent to $79.5 million, compared with $66.0 million in the prior year’s second quarter. ArthroCare’s second quarter net income of $10.4 million, or $0.37 per share, grew 35 percent, compared to net income of $7.7 million, or $0.28 per share a year ago.  This quarterly performance was due to accelerating growth in the Company’s Spine and Sports Medicine businesses, reflecting new product launches, high volume manufacturing of key new products, and the benefits from continued investments in sales and marketing. Gross revenue and operating profit margin improvements of 2.6 and 0.9 points, respectively, also contributed to earnings growth.

“Through the first half of this year we have continued to aggressively pursue our core strategy of leveraging our platform technologies to develop breakthrough products and to put the infrastructure, clinical credibility, and reimbursement in place to drive the acceptance of those products in the marketplace,” noted Mike Baker, CEO of ArthroCare.

Q2 SUMMARY TABLE

	Q207	Q107	Q206
Product sales	$76.6M	$71.0M	$63.8M
Royalties, fees and other revenue	$2.9M	$2.7M	$2.2M
Total revenues	$79.5M	$73.7M	$66.0M
Net income	$10.4M	$7.1M	$7.7M
Diluted net income per share	$0.37	$0.25	$0.28

REVENUE
In addition to product sales of $76.6 million, royalties, fees and other revenue was $2.9 million in the second quarter of 2007, which represents four percent of total revenue, compared to $2.2 million, or three percent of total second quarter 2006 revenue. International product sales increased 27 percent over 2006, led by Sports Medicine products.

BUSINESS UNIT PERFORMANCE
The Sports Medicine business unit produced sales growth of 13 percent during the quarter ended June 30, 2007 compared with the same period of 2006, and represented 61 percent of total product sales.  Excluding the impact of product lines discontinued in July 2006, Sports Medicine sales increased 16 percent over the second quarter of 2006.  Sales in the Spine business unit during the second quarter of 2007 grew 72 percent compared to the same period in 2006, with Spine sales representing 14 percent of product sales in the second quarter of 2007.   The second quarter increase in ENT product sales over the comparable period of last year was 17 percent, with ENT sales representing 25 percent of product sales during the quarter.

OPERATIONS
Product margin was 72 percent in the second quarter of 2007, compared to product margin of 69 percent in the second quarter of 2006. Operating expenses were $44.8 million in the second quarter 2007, or approximately 56 percent of total revenue, compared to $36.0 million, or 55 percent of total revenue in the second quarter of 2006. This increase is primarily a result of increased sales and marketing expenses due to continued additions to our direct sales force and new product launches in the second quarter of 2007.

BALANCE SHEET
Cash, cash equivalents and short-term investments increased $10.3 million to $41.1 million as of June 30, 2007, compared to $30.8 million at December 31, 2006.  Inventories decreased to $49.2 million from $51.5 million at December 31, 2006, while accounts receivable was $67.4 million at June 30, 2007 compared to $61.9 million at December 31, 2006.  This represents 76 days sales outstanding which is in line with the first quarter and a four day improvement over fourth quarter.

BUSINESS OUTLOOK
The following statements are based on current expectations on July 26, 2007. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the Company may enter into in future periods.

ArthroCare’s business outlook for fiscal 2007 is as follows:

•                  The Company expects total revenue growth of at least 20 percent.

•                  The Company expects the Sports Medicine business unit to achieve revenue growth in the low teens.

•                  ENT business unit revenue growth is expected to be between 25 and 30 percent.

•                  Spine business unit revenue growth is anticipated to exceed 50 percent.

•                  The Company anticipates sequential improvement in quarterly revenue growth rates.

•                  The Company expects earnings per share growth greater than revenue growth. GAAP diluted EPS is forecast to be in the range of $1.40 to $1.50.

•                  The Company expects a 100 basis point improvement in both product and operating margins over the 2006 calendar year margins.

•                  ArthroCare’s preliminary guidance for 2008 is for revenue growth of at least 20 percent, for continued improvements in margin, and for earnings to grow faster than revenue.

CONFERENCE CALL
ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. A live webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  The webcast will remain available through August 26, 2007.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21343672.

ABOUT ARTHROCARE
Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS
Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company’s stated business outlook for fiscal 2007, continued strength of the Company’s fundamental position, the strength of the Company’s technology, the Company’s belief that strategic moves will enhance achievement of the Company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the Company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-Q for the quarter ended March 31, 2007 and its Form 10-K for the year ended December 31, 2006. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

Financial Tables Appended

ARTHROCARE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2007	2006	Variance	2007	2006	Variance

Revenues:
Product sales	$76,606	$63,821	$12,785	$147,606	$124,078	$23,528
Royalties, fees and other	2,936	2,184	752	5,679	4,408	1,271
Total revenues	79,542	66,005	13,537	153,285	128,486	24,799

Cost of product sales	21,703	19,756	(1,947)	42,459	37,461	(4,998)

Gross profit	57,839	46,249	11,590	110,826	91,025	19,801
Product Margin	71.7%	69.0%		71.2%	69.8%
Gross Margin	72.7%	70.1%		72.3%	70.8%

Operating expenses:
Research and development	6,624	6,125	(499)	13,089	12,327	(762)
Sales and marketing	30,112	22,796	(7,316)	59,606	44,701	(14,905)
General and administrative	6,130	5,377	(753)	12,309	10,438	(1,871)
Amortization of intangible assets	1,924	1,718	(206)	3,835	3,540	(295)
Total operating expenses	44,790	36,016	(8,774)	88,839	71,006	(17,833)

Income from operations	13,049	10,233	2,816	21,987	20,019	1,968
Interest and other income (expense), net	475	(11)	486	805	(322)	1,127
Income before income tax provision	13,524	10,222	3,302	22,792	19,697	3,095

Income tax provision	3,111	2,523	(588)	5,242	4,865	(377)

Net income	$10,413	$7,699	$2,714	$17,550	$14,832	$2,718

Basic net income per share	$0.38	$0.29	$0.09	$0.64	$0.58	$0.06

Shares used in computing
basic net income per share	27,261	26,180		27,212	25,756

Diluted net income per share	$0.37	$0.28	$0.09	$0.62	$0.53	$0.09

Shares used in computing
diluted net income per share	28,392	27,803		28,343	27,773

ARTHROCARE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$26,933	$15,531
Short-term investments	14,124	15,225
Accounts receivable, net	67,442	61,935
Inventories, net	49,206	51,542
Deferred tax assets	14,409	13,795
Prepaid expenses and other current assets	5,174	5,389
Total current assets	177,288	163,417

Property and equipment, net	38,898	36,071
Related party receivables	—	500
Intangible assets, net	33,964	35,982
Goodwill	139,674	137,831
Other assets	3,202	1,245

Total assets	$393,026	$375,046

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,232	$12,993
Accrued liabilities	12,526	26,347
Accrued compensation	10,168	7,906
Income taxes payable	4,044	2,427
Total current liabilities	39,970	49,673

Deferred tax liabilities	538	1,991
Other non-current liabilities	5,899	879
Total liabilities	46,407	52,543

Total stockholders’ equity	346,619	322,503

Total liabilities and stockholders’ equity	$393,026	$375,046